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Exhibit 3.4

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
OF
AXTION FOODS, INC.

    We, the undersigned President and Secretary of Axtion Foods, Inc. do hereby certify:

    That the Board of Directors of said corporation at a meeting duly convened and held on October 15, 2001, adopted a resolution to amend the Articles of Incorporation as follows:

    Article II is hereby amended to read as follows:

    Section 1. Authorized Shares. The total number of shares of common stock which this Corporation is authorized to issue is 100,000,000 shares of Common Stock at $.001 par value per share.

    (a)
    The outstanding common stock shall be forward split 4 for 1 such that the 6,795,500 shares common stock currently outstanding will be split 4 for 1 and become 27,182,000 shares of common stock outstanding.

    This amendment was also approved by a majority of the shareholders of the Corporation by a written consent in lieu of a special meeting. The number of shares outstanding and entitled to vote on the share authorization amendment to the Articles of Incorporation is 6,795,500; said change and amendment have been consented to by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Julia Reynolds Julia Reynolds, President

/s/ Julia Reynolds Julia Reynolds, Secretary

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CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF AXTION FOODS, INC.